Exhibit 4.2

tw telecom holdings inc.,

Company

tw telecom inc.,

Parent Company

THE SUBSIDIARY GUARANTORS PARTIES HERETO

And

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 20, 2013

TO

INDENTURE

Dated as of August 26, 2013

5.375% Senior Notes due 2022

This FIRST SUPPLEMENTAL INDENTURE is dated as of this 20th day of November, 2013 (the “First Supplemental Indenture”), among tw telecom holdings inc., a Delaware corporation (the “Company”), tw telecom inc., a Delaware corporation (the “Parent Company”), the Subsidiary Guarantors (as defined in the Indenture) parties hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

WHEREAS, the Company, the Parent Company, the Subsidiary Guarantors and the Trustee entered into an Indenture dated as of August 26, 2013 (the “Indenture”) for the benefit of each other and for the equal and ratable benefit of the Holders of the 5.375% Senior Notes due 2022 initially issued on August 26, 2013 (the “Notes”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Indenture.

WHEREAS, Section 10.03 of the Indenture requires the Parent Company and the Company to obtain regulatory approvals required in order for tw telecom of Hawaii l.p. and tw telecom of new jersey l.p. (collectively, the “Prospective Subsidiary Guarantors”) to grant a Subsidiary Guarantee of payment of the Notes and to execute and deliver a supplemental indenture to the Indenture providing for the issuance of Subsidiary Guarantees.

WHEREAS, the foregoing amendment is permitted under Section 9.01(6) of the Indenture.

WHEREAS, the Company, the Parent Company and the Subsidiary Guarantors desire and have requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture, and all things necessary to make this First Supplemental Indenture a legal, valid and binding agreement of the Company, the Subsidiary Guarantors and the Trustee in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the addition of the Prospective Subsidiary Guarantors named below as Subsidiary Guarantors hereunder, the Company, the Parent Company, the Subsidiary Guarantors and the Prospective Subsidiary Guarantors named below covenant and agree with the Trustee as follows:

1. The following Prospective Subsidiary Guarantors hereby agree to become Subsidiary Guarantors under the Indenture as of the date hereof, to deliver their Note Guarantee and to be bound by the terms of the Indenture applicable to Guarantors, including but not limited to Article 10 thereof, by execution and delivery of this First Supplemental Indenture:

tw telecom of hawaii l.p.

tw telecom of new jersey l.p.

2. The Indenture, as supplemented and amended by this First Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified, confirmed and preserved, and the Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

3. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

4. All covenants and agreements in this First Supplemental Indenture by the Company, the Subsidiary Guarantors and the Prospective Subsidiary Guarantors shall bind their respective successors and assigns, whether so expressed or not.

5. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6. Nothing in this First Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

7. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, THE GUARANTORS AND THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

8. All terms used in this First Supplemental Indenture not otherwise defined herein that are defined in the Indenture shall have the meanings set forth therein.

9. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

10. The provisions of this First Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with Sections 9.01 and 9.05 of the Indenture.

11. The Trustee accepts the supplements to the Indenture effected by this First Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby supplemented, but only upon the terms and conditions set forth in the Indenture.

12. The recitals contained herein shall be taken as statements of the Company, the Parent Company and the Subsidiary Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of the Indenture, this First Supplemental Indenture or of the Notes.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this First Supplemental Indenture as of the date first written above.

tw telecom holdings inc.

by:	/s/ Tina A. Davis
Name: Tina A. Davis
Title: Senior Vice President
and General Counsel

tw telecom inc.

by:	/s/ Tina A. Davis
Name: Tina A. Davis
Title: Senior Vice President
and General Counsel

tw telecom holdings II llc

tw telecom of arizona llc

tw telecom of colorado llc

tw telecom of idaho llc

tw telecom of illinois llc

tw telecom of iowa llc

tw telecom of minnesota llc

tw telecom of new mexico llc

tw telecom of ohio llc

tw telecom of oregon llc

tw telecom of south carolina llc

tw telecom of tennessee llc

tw telecom of texas llc

tw telecom of utah llc

tw telecom of washington llc

tw telecom data services llc

tw telecom management co. llc

by:	tw telecom holdings inc., its sole member

tw telecom of california l.p. tw telecom of florida l.p. tw telecom of georgia l.p. tw telecom of indiana l.p. tw telecom of new york l.p. tw telecom of north carolina l.p.

tw telecom of wisconsin l.p. tw telecom l.p.

by:	tw telecom holdings inc., its general partner

by:	/s/ Tina A. Davis
Name: Tina A. Davis
Title: Senior Vice President
and General Counsel

tw telecom of alabama llc

tw telecom of arkansas llc

tw telecom of d.c. llc

tw telecom of kansas city llc

tw telecom of kentucky llc

tw telecom of louisiana llc

tw telecom of maryland llc

tw telecom of mississippi llc

tw telecom of nevada llc

tw telecom of oklahoma llc

tw telecom of virginia llc

by:	tw telecom management co. llc, its sole member

by:	/s/ Tina A. Davis
Name: Tina A. Davis
Title: Senior Vice President
and General Counsel

PROSPECTIVE SUBSIDIARY GUARANTORS

tw telecom of hawaii l.p. tw telecom of new jersey l.p.

by:	tw telecom holdings inc., its general partner

by:	/s/ Tina A. Davis
Name: Tina A. Davis
Title: Senior Vice President
and General Counsel

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

by:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President